Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

JPMorgan Chase Bank, National Association

Chase Issuance Trust

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association (the “Bank”) as servicer (in such capacity, the “Servicer”) pursuant to:

(a)	for the period from January 1, 2024 through October 31, 2024:

•

the Fourth Amended and Restated Transfer and Servicing Agreement, dated as of January 20, 2016 (the “Original Agreement”), by and among the Servicer, Chase Card Funding LLC, as transferor (the “Transferor”), Chase Issuance Trust, as issuing entity (the “Issuing Entity”) and Wells Fargo Bank, National Association (“Wells Fargo Bank”), as indenture trustee and collateral agent[1];

(b)	for the period from November 1, 2024 through December 15, 2024:

•

the Original Agreement, as assigned and assumed pursuant to the Assignment and Assumption Agreement, dated as of November 1, 2024 (the “Assignment and Assumption Agreement” and together with the Original Agreement, the “Amended Agreement”) by and between Wells Fargo Bank, as assignor and CTCNA, as assumption party[2]; and

(c)	for the period from December 16, 2024:

•

the Fifth Amended and Restated Transfer and Servicing Agreement, dated as of December 16, 2024 (the “Agreement”), by and among the Servicer, the Transferor, the Issuing Entity and CTCNA, as indenture trustee and collateral agent[3], does hereby certify that;

1.

The Bank was the Servicer (i) for the period from January 1, 2024 through October 31, 2024, under the Original Agreement, (ii) for the period from November 1, 2024 through December 15, 2024, under the Amended Agreement and (iii) for the period from December 16, 2024, and as of the date hereof, under the Agreement.

2.

A review of the Servicer’s activities during the calendar year ended December 31, 2024 (the “Reporting Period”) and of its performance under (i) the Original Agreement (for the period from January 1, 2024 through October 31, 2024), (ii) the Amended Agreement (for the period from November 1, 2024 through December 15, 2024) and (iii) the Agreement

[1]

As disclosed in the Current Report on Form 8-K, filed on November 3, 2021, as of November 1, 2021, Computershare Trust Company, National Association (“CTCNA”) began acting as agent for Wells Fargo Bank, as the indenture trustee and collateral agent under the Fourth Amended and Restated Indenture, dated as of January 20, 2016 (the “Indenture”), by and between Chase Issuance Trust and Wells Fargo Bank.

[2]

As disclosed in the Current Report on Form 8-K, filed on November 1, 2024, as of November 1, 2024, Wells Fargo Bank assigned, and CTCNA assumed, the roles as indenture trustee and collateral agent and the respective rights, duties and obligations under the (i) the Original Agreement, (ii) the Indenture and (iii) certain other agreements.

[3]

As disclosed in the Current Report on Form 8-K, filed on December 16, 2024, as of December 16, 2024, the Original Agreement was amended and restated to the Agreement to, among other things, reflect the assignment and assumption of the roles as indenture trustee and as collateral agent from Wells Fargo Bank to CTCNA.

(for the period from December 16, 2024 through December 31, 2024), has been made under my supervision.

3.

To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under (i) the Original Agreement (for the period from January 1, 2024 through October 31, 2024), (ii) the Amended Agreement (for the period from November 1, 2024 through December 15, 2024) and (iii) the Agreement (for the period from December 16, 2024 through December 31, 2024), in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 28th day of March 2025.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Servicer

By:	/s/ Maria Laura Sarcone
	Name:	Maria Laura Sarcone
	Title:	Managing Director